                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         VALASSIS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
           (Name of Person(s) Filing, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     -------------------------------------------------------------------------


     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                         VALASSIS COMMUNICATIONS, INC.
                              19975 VICTOR PARKWAY
                               LIVONIA, MI 48152

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                            TO BE HELD MAY 15, 2001

     The Annual Meeting of Stockholders of Valassis Communications, Inc. ("Valassis" or the "Company") will be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on the 15th day of May 2001, at 9:00 a.m. (Eastern Daylight Time), to:

     (1) elect eight directors to the Company's Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

     (2) reapprove and extend the Executive Restricted Stock Plan, as amended to satisfy certain Internal Revenue Code requirements;

     (3) reapprove the Senior Executives Bonus Plan, as amended to satisfy certain Internal Revenue Code requirements;

     (4) ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 2001 fiscal year; and

     (5) transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 2, 2001 as the record date for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.


                              By Order of the Board of Directors,


                              BARRY P. HOFFMAN
                              Secretary

April 16, 2001

                         VALASSIS COMMUNICATIONS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 2001


                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of record of Valassis Communications, Inc. ("Valassis" or the "Company") as of April 2, 2001 ("Record Date"), in connection with the solicitation by the Board of Directors of Valassis of proxies for the 2001 Annual Meeting of Stockholders ("Annual Meeting") to be held at Valassis Corporate Headquarters, 19975 Victor Parkway, Livonia, Michigan 48152 on May 15, 2001 at 9:00 a.m. (Eastern Daylight Time), or at any and all adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is April 16, 2001.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on April 2, 2001 as the Record Date for the determination of stockholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock, par value $.01 per share ("Common Stock"), of the Company on that date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 53,442,892 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. Abstentions and broker non-votes are not counted in the election of directors. For all other items to be considered at the Annual Meeting, shares represented by proxies which are marked "abstain" will be counted as part of the total number of votes cast on such proposals, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any given proposal, whereas broker non-votes will have no effect in determining whether any given proposal has been approved by the stockholders.

     On April 1, 1999, a committee of the Board of Directors of the Company declared a three-for-two stock split that was effected in the form of a special distribution on May 12, 1999 to stockholders of record as of April 16, 1999 (the "Stock Split"). All shares of Common Stock reported in this Proxy Statement, including percentages of stock ownership, amount and exercise prices of outstanding stock options, shares reserved under the Company's employee benefit plans and stockholdings of executive officers, directors and 5% beneficial holders takes into effect the Stock Split.

     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the Company's knowledge, as of February 23, 2001, the only persons (including "groups" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who beneficially own more than 5% of the Company's Common Stock are the following:


Title of Class      Name and Address of Beneficial Owner         Beneficial Ownership       Percent of Class
------------------------------------------------------------------------------------------------------------
Common Stock        Goldman Sachs Asset Management/(1)/               4,750,137                   8.9%
                    32 Old Slip
                    New York, New York 10005

Common Stock        Wallace R. Weitz & Company/(2)/                   4,098,950                   7.7%
                    1125 South 103/rd/ Street, Suite 600
                    Omaha, Nebraska 68124

Common Stock        Janus Capital Corporation/(3)/                    4,089,858                   7.6%
                    100 Fillmore Street
                    Denver, Colorado 80206
============================================================================================================

/(1)/ According to information contained in a Schedule 13G filing with the Securities and Exchange Commission ("SEC") on February 11, 2001, Goldman Sachs Asset Management ("GS") has sole voting power with respect to 3,022,940 shares of Common Stock and sole dispositive power with respect to 4,750,137 shares of Common Stock. In addition, according to such filing, GS disclaims beneficial ownership of the Common Stock beneficially owned by (i) any client accounts with respect to which GS or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which an affiliate of GS is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS.

/(2)/ According to information contained in a Schedule 13G filing with the SEC on February 2, 2001, Wallace R. Weitz & Company has sole voting and dispositive power with respect to 4,098,950 shares of Common Stock and Wallace R. Weitz has shared voting and dispositive power over such shares of Common Stock.

/(3)/ According to information contained in a Schedule 13G filing with the SEC on February 15, 2001, Janus Capital Corporation and Thomas H. Bailey each have sole voting and sole dispositive power over the 4,089,858 shares of Common Stock.

                       DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors presently is comprised of eight directors. All directors elected at the 2001 Annual Meeting will serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

1.   ELECTION OF DIRECTORS (PROPOSAL 1)

     Set forth below is certain information with respect to each of the nominees for the office of director and each other executive officer of the Company.

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following eight nominees: Richard N. Anderson, Patrick F. Brennan, Seth Goldstein, Brian J. Husselbee, Robert L. Recchia, Marcella A. Sampson, Alan F. Schultz and Ambassador Faith Whittlesey. Each nominee for director has consented to serve on the Board of Directors and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by marking the "Withhold" box on the proxy card and by entering the name of such nominee in the space provided for such purpose on the proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES NAMED HEREIN.

                                   DIRECTORS

     Richard N. Anderson, 55, has served as a director of Valassis since December 1998. He has served as Executive Vice President of Manufacturing and Purchasing of Valassis since 1992 and served as Group Vice President of Valassis Inserts, Inc., the Company's former subsidiary ("Inserts") from 1986 through 1992. Mr. Anderson held various management positions with Inserts, including Division Vice President and Vice President of Manufacturing, since joining Inserts in 1982 until its merger with Valassis. Mr. Anderson also serves as a director of Save.com, LLC and Dawick Enterprises, Inc., two companies in which Valassis has made an equity investment.

     Patrick F. Brennan, 69, has served as a director of Valassis since August 1998. He retired in December 31, 1996 as the President and Chief Executive Officer of Consolidated Papers, Inc., one of the nation's leading paper companies. Mr. Brennan serves as a member of the Board of Directors of Northland Cranberries, Inc., a juice manufacturing company.

     Seth Goldstein, 30, has served as a director of Valassis since March 1999. Since January 1999, he has served as Entrepreneur-in-Residence at Flatiron Partners, a prominent Internet Venture Capital firm. In March 1998, he created a new digital convenience service for busy, connected professionals called www.root.net. In August 1995, he founded Site Specific, one of the first Internet marketing agencies which was acquired in May 1997 by US Web/CKS. Mr. Goldstein served as Senior Vice President of the CKS Group until March 1998. Prior to 1995, Mr. Goldstein founded a CD-ROM company called Riverbed. Mr. Goldstein is an advisor to a number of e-commerce and e-service companies, including the Impulse Buy Network and Support City.

     Brian J. Husselbee, 49, has served as a director of Valassis since August 1998. He is the President and Chief Executive Officer, since August 1997, and was General Manager, from January 1997 to July 1997, of NuWorld Marketing, Ltd., a coupon clearing organization. Prior to that, he was President of Nielsen Clearing House Canada from January 1996 to December 1996 and Senior Vice President of Nielsen Clearing House U.S.A. from January 1994 to December 1995. He has served on the Compensation Committee of NuWorld Marketing, Ltd. from 1998 until 2000.

     Robert L. Recchia, 44, has been Executive Vice President, Chief Financial Officer, Treasurer and a director of Valassis since October 1991. Mr. Recchia has been Chief Financial Officer and Treasurer, since joining Inserts in 1982 until its merger with Valassis.

     Marcella A. Sampson, 70, has served as a director of Valassis since August 1998. She retired in 1999 from Central State University in Wilberforce, Ohio. During her 35 years of service to Central State, she served as Dean of Students and directed the Central State University Career Services Center since 1975.
She has received awards and honors for her work in the field of education and is a recognized expert in college student placement, particularly experiential opportunities.

     Alan F. Schultz, 42, has served as a director of Valassis since December 19, 1995. He is Chief Executive Officer, President and Chairman of the Board of Directors of Valassis. Mr. Schultz was elected Chief Executive Officer and President in June 1998 and appointed Chairman of the Board of Directors in December 1998. He served as Executive Vice President and Chief Operating Officer of Valassis from 1996 through 1998 and served as Executive Vice President of Sales and Marketing of Valassis from 1992 through 1996. Mr. Schultz has held positions as Director of Insert Operations and Vice President of the Central Sales Division at Inserts, since joining Inserts in 1984 until its merger with Valassis.

     Ambassador Faith Whittlesey, 62, was elected a director of Valassis in January 1992. She has had a long career in government, law and diplomacy at local, state and national levels. She has served as President and Chairman of the Board of the American Swiss Foundation, headquartered in New York, since 1989 and as President of Maybrook Associates, Inc. since 1998. She served as U.S. Ambassador to Switzerland from 1981 to 1983 and from 1985 to 1988. From 1983 to 1985, Ambassador Whittlesey was a member of the Senior White House Staff. In November 1999, Ambassador Whittlesey was elected to a three-year term as Chairman of the Board of Overseers of the Institute of World Politics, a graduate school of statecraft and diplomacy in Washington, DC. Ambassador Whittlesey serves as a member of the Board of Directors and the Audit Committee of the Sunbeam Corporation.

                         ADDITIONAL EXECUTIVE OFFICERS

     In addition to the executive officers who are listed as being directors of Valassis, Valassis has the following executive officers:

     Richard Herpich, 49, has served as Executive Vice President of Manufacturer Services of Valassis since June 1998. He served as National Sales Manager from January 1996 through June 1998, Vice President, Midwest Sales Division from June 1994 through December 1995 and Account Manager from 1978 through June 1994.

     Barry P. Hoffman, 59, has served as Executive Vice President, General Counsel and Secretary of Valassis since July 1991, and was a director from October 1991 through January 1992. Mr. Hoffman has been Group Vice President, General Counsel and Secretary, since joining Inserts in 1982 until its merger with Valassis. He served as a director of Inserts from October 1991 until January 1992.

     MaryAnn D. Rivers, 36, has served as Executive Vice President of the Targeted Marketing Services division of Valassis, which includes Valassis Sampling Products and Targeted Solo Inserts ("TMS") since July 1, 2000. She served as a Vice President of TMS from June 1998 to July 2000 and was a Director of Valassis Sampling from 1995 to June 1998.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock by the directors, the five executive officers named under the heading "SUMMARY COMPENSATION TABLE," and all directors and executive officers as a group, as of February 24, 2001. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock includes 53,506,272 shares of Common Stock outstanding as of February 24, 2001 and the shares of Common Stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from February 24, 2001. The address of Seth Goldstein is c/o Flatiron Partners, 257 Park Avenue South, 12th Floor, New York, NY 10010. The address of all other persons listed below is c/o Valassis Communications, Inc., 19975 Victor Parkway, Livonia, Michigan 48152.


                                    Shares Beneficially Owned/(1)/
Name                                                                    Percent
--------------------------------------------------------------------------------

Richard N. Anderson                              396,932/(2)/              *
Patrick F. Brennan                                11,475/(3)/              *
Seth Goldstein                                     7,195/(4)/              *
Richard Herpich                                  295,040/(5)/              *
Barry P. Hoffman                                 308,465/(6)/              *
Brian J. Husselbee                                10,575/(7)/              *
Robert L. Recchia                                379,656/(8)/              *
Marcella A. Sampson                               10,575/(9)/              *
Alan F. Schultz                                  949,214/(10)/            1.7%
Faith Whittlesey                                  16,783/(11)/             *
All executive officers and directors as        2,379,900/(12)/            4.3%
a group (10 persons)


________________________
*         Less than 1.0%

/(1)/ Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

/(2)/ Includes currently exercisable options to purchase 332,500 shares of Common Stock pursuant to the Company's Amended and Restated Long Term Incentive Plan ("LTIP").

/(3)/ Includes currently exercisable options to purchase 9,000 shares of Common Stock granted to independent directors pursuant to the Company's Amended and Restated LTIP.

/(4)/ Includes currently exercisable options to purchase 6,000 shares of Common Stock granted to independent directors pursuant to the Company's Amended and Restated LTIP.

/(5)/ Includes currently exercisable options to purchase 261,000 shares of Common Stock pursuant to the Company's Amended and Restated LTIP.

/(6)/ Includes currently exercisable options to purchase 268,000 shares of Common Stock pursuant to the Company's Amended and Restated LTIP.

/(7)/ Includes currently exercisable options to purchase 9,000 shares of Common Stock granted to independent directors pursuant to the Company's Amended and Restated LTIP.

/(8)/ Includes currently exercisable options to purchase 340,000 shares of Common Stock pursuant to the Company's Amended and Restated LTIP.

/(9)/ Includes currently exercisable options to purchase 9,000 shares of Common Stock granted to independent directors pursuant to the Company's Amended and Restated LTIP.

/(10)/ Includes currently exercisable options to purchase 812,500 shares of Common Stock pursuant to the Company's Amended and Restated LTIP.

/(11)/ Includes currently exercisable options to purchase 9,000 shares of Common
       Stock granted to independent directors pursuant to the Company's Amended and Restated LTIP.

/(12)/ This number includes currently exercisable options to purchase 2,056,000 shares of Common Stock pursuant to the Company's Amended and Restated LTIP. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 2,056,000 shares of Common Stock for which the Company's directors and executive officers as a group hold currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such directors and executive officers as a group.

                      OPERATION OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 2000, the Board of Directors of the Company held four meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the meetings held by the Board of Directors during the period in which such director served, including the meetings held by the committees on which such director served.

COMMITTEES OF THE BOARD

     The standing committees of the Board of Directors include the Executive Committee, the Audit Committee and the Compensation/Stock Option Committee (each, a "Board Committee" and collectively, the "Board Committees").

     The Executive Committee, whose members are Alan F. Schultz, Robert L. Recchia and Ambassador Faith Whittlesey, is generally authorized to exercise the powers of the Board of Directors in the management of the Company; provided, however, that the Executive Committee does not have the authority to declare cash dividends, amend the certificate of incorporation of the Company, adopt an agreement of merger or consolidation, recommend the disposition of all or substantially all the Company's assets or recommend the dissolution of the Company. The Executive Committee did not meet during the fiscal year ended December 31, 2000.

     The Audit Committee, whose members are Patrick F. Brennan, Seth Goldstein and Brian J. Husselbee, recommends the selection of independent auditors, discusses and reviews the scope and the fees of the prospective annual audit and reviews the results thereof with the independent auditors, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company and reviews management's procedures and policies relevant to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met five times during the fiscal year ended December 31, 2000.

     The Compensation/Stock Option Committee, whose members are Ambassador Faith Whittlesey, Brian J. Husselbee and Marcella A. Sampson, administers the Amended and Restated LTIP, the Broad-Based Incentive Plan, the Senior Executives Annual Bonus Plan, the Executive Restricted Stock Award Plan and the Employee and Director Restricted Stock Award Plan, and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of the members of senior management of the Company. The Compensation/Stock Option Committee is comprised of non-employee directors as such term is defined under Rule 16b-3 of the Exchange Act. During the fiscal year ended December 31, 2000, the Compensation/Stock Option Committee met one time.

     The Company's Board of Directors has adopted a written Charter for the Audit Committee which is attached to this Proxy Statement as Appendix A.

                            AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company is comprised of the three directors named below and has furnished the following report:

     The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the New York Stock Exchange. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and its independent auditors for the year ended December 31, 2000, Deloitte & Touche LLP ("Deloitte"). The Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and discussed with Deloitte that firm's independence. The Committee also considered whether Deloitte's non-audit services, including tax consulting and benefit plan services are compatible with maintaining Deloitte's independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                              SUBMITTED BY THE AUDIT COMMITTEE
                              OF THE COMPANY'S BOARD OF DIRECTORS

                                    Patrick F. Brennan, Chairman
                                    Seth Goldstein
                                    Brian J. Husselbee

                             DIRECTOR COMPENSATION

     Currently, directors who are not employees of the Company or its affiliates (each, an "Independent Director") each receive the following: (i) a fee of $35,700, comprised of $14,700 in cash plus an annual grant of restricted stock, pursuant to the Company's Employee and Director Restricted Stock Award Plan, having an aggregate fair market value equal to $21,000, granted on a pro-rated quarterly basis ("Independent Director Fee"); (ii) a Board of Directors meeting fee, in addition to the Independent Director Fee, of $2,100 per meeting attended and $1,050 per telephonic meeting attended; (iii) a Board Committee meeting fee, in addition to the Independent Director Fee, of $1,050 per meeting attended and $525 per telephonic meeting attended, payable only if such Board Committee meeting is not scheduled in conjunction with (just before or after) a Board of Directors meeting (telephonic meeting fees will be paid on a pro-rated basis if an Independent Director does not participate via telephone for the entire meeting); and (iv) 6,000 stock options pursuant to the Amended and Restated LTIP, with a one year vesting requirement.

     Directors who are employees of the Company or its affiliates do not receive any compensation for their services as a director. Accordingly, Messrs. Anderson, Recchia and Schultz are not compensated as such for their services as directors.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange ("NYSE"). Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation of Alan F. Schultz, the Chief Executive Officer and President of the Company, and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the Company's last three (3) completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                          Long-Term Compensation
                       -------------------------------------------------    -------------------------------
                                                                                         Awards
                                                                             Restricted          Securities
                                                                                Stock            Underlying         All Other
 Name and Principal                                                            Award(s)            Stock           Compensation
      Position            Fiscal Year     Salary($)/(1)/  Bonus($)/(2)/      ($)/(3)(4)/         Options(#)          ($)/(5)/
---------------------------------------------------------------------------------------------------------------------------------
Alan F. Schultz        December 31, 2000      $600,000        $441,000        $1,428,047          93,750/(6)/         $10,880
 Chief Executive       December 31, 1999       550,000         550,000           372,188         375,000/(7)/          14,192
 Officer, President    December 31, 1998       442,700         442,700           264,375         375,000/(8)/          12,608
 and Director

Richard N. Anderson    December 31, 2000       335,000         246,225           285,609          42,750/(6)/          10,880
 Executive Vice        December 31, 1999       325,000         325,000           148,875         150,000/(7)/          14,192
 President,            December 31, 1998       320,008         320,008            70,500         150,000/(8)/          12,608
 Manufacturing and
 Purchasing, and
 Director

Barry P. Hoffman       December 31, 2000       310,000         227,850           285,609          33,000/(6)/          10,880
 Executive Vice        December 31, 1999       300,000         300,000           148,875         150,000/(7)/          14,192
 President, General    December 31, 1998       287,508         287,508            70,500         150,000/(8)/          12,608
 Counsel and
 Secretary

Robert L. Recchia      December 31, 2000       310,000         227,850           285,609          37,500/(6)/          10,880
 Chief Financial       December 31, 1999       300,000         300,000           148,875         150,000/(7)/          14,192
 Officer, Treasurer    December 31, 1998       287,508         287,508           105,750         150,000/(8)/          12,608
 and Director

Richard Herpich        December 31, 2000       250,000         151,875           285,609          32,900/(6)/          10,880
 Executive Vice        December 31, 1999       235,000         250,000/(9)/      148,875         150,000/(7)/          14,192
 President,            December 31, 1998       287,508         267,752/(9)/      105,750         150,000/(8)/          12,608
 Manufacturer
 Services

__________________________________
(1) Salary includes all before-tax contributions by the executive to the Company's Employees' 401(k) Retirement Savings Plan.

(2) The figures reported in the bonus column represent amounts earned and accrued for each year and do not include amounts paid in each year which were earned and accrued in the prior year.

(3) Consists of the value of restricted stock granted under the Company's Employee and Director Restricted Stock Award Plan or Executive Restricted Stock Award Plan, as the case may be. Except for performance-based shares granted to Mr. Schultz which are granted under the Executive Restricted Stock Award Plan, all such shares of restricted stock will vest over a three-year period with the restrictions lapsing during that three-year period at 33% for each of the first two years, and 34% during the last year. A recipient of restricted stock under either of such plans has the right to receive dividends, if any, during such restricted period. The dollar value set forth for the 1998, 1999 and 2000 restricted stock awards represents the market value of the shares on the first business day after the date of the grant ($35.25 on January 2, 1998, $49.625 on January 4, 1999 and $42.3125 on
    January 3, 2000). The grants of restricted stock to each of the Named Executive Officers were pursuant to their respective Employment Agreements. See "Employment Agreements."

(4) The number and value of aggregate restricted stock holdings of each of the Named Executive Officers on December 29, 2000 was: Mr. Schultz, 45,075 shares ($1,422,680); Mr. Anderson, 10,770 shares ($339,928); Mr. Hoffman,
    10,770 shares ($339,928); Mr. Recchia, 11,280 shares ($356,025); and Mr.
    Herpich, 11,280 shares

      ($356,025). The value of the restricted stock is determined by multiplying the total shares held by each Named Executive Officer by the closing price of the Company's stock on the New York Stock Exchange on December 29, 2000 ($31.5625).

/(5)/ Unless otherwise noted, amounts disclosed in this column consist of contributions by the Company on behalf of the executive to the Company's Employees' Profit Sharing Plan.

/(6)/ Consists of nonqualified stock options granted on December 5, 2000. Such stock options become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of Common Stock is equal to or exceeds $33.3125, $38.3125 and $43.3125, respectively. In any event, however, such options vest by December 5, 2005 and shall be exercisable until December 5, 2007.

/(7)/ Consists of nonqualified stock options granted on January 12, 1999 reflecting the adjustment after the Company's three-for-two stock split in respect of the Company's Common Stock pursuant to the Company's Amended and Restated LTIP. Such stock options become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of Common Stock is equal to or exceeds $41.33, $45.33 and $49.33, respectively. In any event, however, such options vest by January 12, 2003 and shall be exercisable until January 12, 2005.

/(8)/ Consists of nonqualified stock options granted on September 15, 1998 reflecting the adjustment after the Company's three-for-two stock split in respect of the Company's Common Stock pursuant to the Company's Amended and Restated LTIP. Such stock options become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of Common Stock is equal to or exceeds $28.00, $31.33 and $34.67, respectively. In any event, however, such options vest by September 15, 2003 and shall be exercisable until September 15, 2005.

/(9)/ Includes amounts paid to Mr. Herpich under compensation plans in which he participated prior to the time he became a Named Executive Officer of the Company.

         OPTION GRANTS IN LAST FISCAL YEAR TO NAMED EXECUTIVE OFFICERS


                                                                                                   Potential Realizable Value at
                                                                                                   Assumed Annual Rate of Stock
                                                  Individual Grants*                             Price Appreciation for Option Term
                        ----------------------------------------------------------------------   ----------------------------------
                           Number of
                           Securities    Percent of Total
                           Underlying     Options Granted    Exercise or Base
                            Options       to Employees in         Price
Name                      Granted  (#)      Fiscal Year         ($/sh)/(1)/    Expiration Date       5%($)                10%($)
---------------------   ---------------  ----------------    ----------------  ---------------   -------------       --------------
Alan F. Schultz              93,750             7.2%             $28.3125           12/5/07         $1,080,565         $2,518,177
Richard N. Anderson          42,750             3.3%              28.3125           12/5/07            492,738          1,148,289
Robert L. Recchia            37,500             2.9%              28.3125           12/5/07            432,226          1,007,271
Barry P. Hoffman             33,000             2.5%              28.3125           12/5/07            380,359            886,398
Richard Herpich              32,900             2.5%              28.3125           12/5/07            379,206            883,712

______________________________

* All options listed herein were granted on December 5, 2000 and become exercisable in increments of 33.333%, 33.333% and 33.334% at such time that the closing sales price per share of Common Stock is equal to or exceeds $33.3125, $38.3125 and $43.3125, respectively. In any event, however, the options vest by December 5, 2005 and shall be exercisable until December 5, 2007.

/(1)/ The exercise price for all stock option grants shown in this column is the closing sales price per share of Common Stock on the NYSE on the date of grant.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
         AND FISCAL YEAR-END OPTION VALUES TO NAMED EXECUTIVE OFFICERS

None of the Named Executive Officers of the Company exercised any options during the last fiscal year.

                           SUPPLEMENTAL BENEFIT PLAN

     The Company established a Supplemental Benefit Plan in 1998. The Supplemental Benefit Plan covers management employees who are designated by the Company's Compensation/Stock Option Committee. Participating employees earn credited service for each year of continuous service with the Company. The annual amount of supplemental benefit is calculated by multiplying a participant's years of credited service by one and one-half percent of the participant's average annual base pay while employed by the Company for the 36 months immediately preceding retirement or other termination of employment. The amount of supplemental benefit provided by the Supplemental Benefit Plan is payable semi-annually for a period of ten years, commencing upon retirement, death or other termination of employment. Supplemental benefits are provided on a non-contributing basis.

     The following table illustrates the maximum annual benefits payable to a participant for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment for a period of ten years:


     Final Average                                         Participant's Years of Service
                          ------------------------------------------------------------------------------------------------
      Annual Base
        Salary              5              10             15             20             25             30             35
--------------------------------------------------------------------------------------------------------------------------
       150,000            11,250         22,500         33,750         45,000         56,250         67,500         78,750
                          ------------------------------------------------------------------------------------------------
       175,000            13,125         26,250         39,375         52,500         65,625         78,750         91,875
                          ------------------------------------------------------------------------------------------------
       200,000            15,000         30,000         45,000         60,000         75,000         90,000        105,000
                          ------------------------------------------------------------------------------------------------
       225,000            16,875         33,750         50,625         67,500         84,375        101,250        118,125
                          ------------------------------------------------------------------------------------------------
       250,000            18,750         37,500         56,250         75,000         93,750        112,500        131,250
                          ------------------------------------------------------------------------------------------------
       275,000            20,625         41,250         61,875         82,500        103,125        123,750        144,375
                          ------------------------------------------------------------------------------------------------
       300,000            22,500         45,000         67,500         90,000        112,500        135,000        157,500
                          ------------------------------------------------------------------------------------------------
       350,000            26,250         52,500         78,750        105,000        131,250        157,500        183,750
                          ------------------------------------------------------------------------------------------------
       400,000            30,000         60,000         90,000        120,000        150,000        180,000        210,000
                          ------------------------------------------------------------------------------------------------
       450,000            33,750         67,500        101,250        135,000        168,750        202,500        236,250
                          ------------------------------------------------------------------------------------------------
       500,000            37,500         75,000        112,500        150,000        187,500        225,000        262,500
                          ------------------------------------------------------------------------------------------------
       550,000            41,250         82,500        123,750        165,000        206,250        247,500        288,750
                          ------------------------------------------------------------------------------------------------
       600,000            45,000         90,000        135,000        180,000        225,000        270,000        315,000
                          ------------------------------------------------------------------------------------------------
       650,000            48,750         97,500        146,250        195,000        243,750        292,500        341,250
                          ------------------------------------------------------------------------------------------------

     Base compensation counted under the plan excludes bonuses, commissions or other compensation of any kind. Three-year average base compensation for each Named Executive Officer participating in the plan as of the end of the last fiscal year is: Alan F. Schultz $530,900, Richard N. Anderson $326,669, Barry
P. Hoffman $299,169, Robert L. Recchia $299,169, and Richard Herpich $236,668. The benefits under the Supplemental Benefit Plan are not subject to any deduction for Social Security or any other offset amounts. The approximate number of years of service for each of the Named Executive Officers as of December 31, 2000 is: 18 years for Mr. Anderson; 22 years for Mr. Herpich; 18 years for Mr. Hoffman; 18 years for Mr. Recchia; and 16 years for Mr. Schultz.

                         STOCK PRICE PERFORMANCE GRAPH

     The following performance graph shows the Company's annual cumulative total stockholder return on its Common Stock for the five full years ending December 31, 1996, 1997, 1998, 1999 and 2000 respectively, based on an assumed investment of $100. The graph compares the Company's performance with that of the Standard & Poor's S&P 500 Stock Index and a peer group consisting of Advo Inc., Catalina Marketing Corp., R.R. Donnelley & Sons, Interpublic Group of Companies and Times Mirror Company.

                   STOCKHOLDER RETURNS (DIVIDENDS REINVESTED)

                          Indexed Returns Years Ending

                             [GRAPH APPEARS HERE]

                                Base Period                               Years Ending
                                                ------------------------------------------------------------------

                                   1995          1996           1997           1998           1999           2000
                                  ------       --------       --------       --------       --------       --------
Valassis                            100         120.71         211.43         294.99         362.13         270.52

Peer Group                          100         110.42         143.66         184.08         218.80         185.51

S&P Index                           100         122.96         163.98         210.85         255.21         231.98

_______________________

This stock price performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                   COMPENSATION/STOCK OPTION COMMITTEE REPORT

                           ON EXECUTIVE COMPENSATION

     The Compensation/Stock Option Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

                                   PHILOSOPHY

     The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding financial performance, seek to increase the profitability of the Company, and thereby increase stockholder value. Maintaining competitive compensation levels in order to attract, retain and reward executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term stockholder value.

     The Compensation/Stock Option Committee of the Board of Directors is composed of the three directors listed below. Working with the Company, the Compensation/Stock Option Committee develops and implements compensation plans for the Company's executive officers.

                             COMPENSATION STRUCTURE

     The Compensation/Stock Option Committee believes that it is in the best interests of the Company and its stockholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company. The Compensation/Stock Option Committee, working with management, has instituted a compensation structure which is designed to ensure that a high proportion of compensation is tied in some manner to both short-term and long-term corporate performance. Accordingly, the Company's compensation structure includes both cash-based and equity-based compensation consisting of base salary, annual cash bonuses, stock options and restricted stock awards.

     The annual cash compensation of the executive officers, including the Chief Executive Officer, for the year ended December 31, 2000, consisted of annual salary and cash bonuses. The cash bonuses were paid two times a year and were contingent upon the attainment by the Company of meeting semi-annual earnings per share targets that were set by the Committee for the six-month period ending June 30, 2000 and for the six-month period ending December 31, 2000. The Committee believes that a target based upon earnings per share emphasizes the Company's commitment to reach and maintain a competitive rate of return on equity and achieve long-term growth in earnings - critical factors for assuring creation of value for its stockholders. Additionally, the Committee believes that by providing for bonuses twice a year instead of annually, a greater sense of urgency will motivate executive officers to meet targets. The specific targets for the Company's fiscal year ended December 31, 2000 which were selected by the Committee are not disclosed herein because the Committee has determined that it is confidential business information, the disclosure of which would have an adverse effect on the Company.

     Non-cash compensation of executive officers for the year ended December 31, 2000, consisted of options granted under the Company's Amended and Restated 1992 Long-Term Incentive Plan and restricted stock granted pursuant to the Employee and Director Restricted Stock Award Plan or the Executive Restricted Stock Plan, as the case may be.

     The stock options produce value for executives only if the Company's stock price increases over the option exercise price, which for all options granted to such executives during 2000 is the fair market value of Valassis Common Stock on the date of grant. Although there are no particular targets with respect to executive officers' holdings of stock options, in general, the higher the level of an executive's responsibility, the larger this stock-based component of his or her compensation will be. In the past, the Compensation/Stock Option Committee had granted options to its executive officers that generally vested in equal portions over a five-year period. Since September 1998, to further strengthen the commonality of interest between senior management and the Company's stockholders, the Committee has granted performance-based stock options to its executive officers that provide accelerated vesting in 1/3 increments as the Company's Common Stock meets certain specified price per share targets. The Committee determined that these performance-based options would provide even greater motivation for its executive officers to achieve the Company's performance targets.

     The Committee believes that grants of restricted stock further a sense of stock ownership by executive officers and give the Company a significant advantage in retaining key executives. Moreover, the Committee believes that restricted stock is a particularly appropriate vehicle for executives whose salaries are more fully developed and thus are used by the Company, in some cases, in lieu of salary increases. In order to assure the retention of high-level executives and to the compensation of those executives to the creation of long-term value for stockholders, the Compensation/Stock Option Committee provides that the restricted stock granted to executives in lieu of, or in supplement to, salary increase vests in approximately equal portions over a three-year period.

     All other compensation of executive officers consists of participation in the Valassis Employees Profit Sharing Plan and its 401(k) Plan. In addition, all employees of Valassis are eligible to participate in the Employee Stock Purchase Plan.

     The compensation of each executive officer (other than the Chief Executive Officer) is generally based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation/Stock Option Committee. The compensation of the Chief Executive Officer is generally based on an annual review of such officer's performance by the Compensation/Stock Option Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation/Stock Option Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he or she marshals resources and oversees the matters under his or her supervision, and the degree to which he or she has contributed to the accomplishments of major tasks that advance the Company's goals. The Company's financial performance is a key factor that affects the overall level of compensation for executive officers.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Schultz is employed under an employment agreement which expires on December 31, 2003. The level of Mr. Schultz's salary and the semi-annual bonus to which he is entitled for the fiscal year ended December 31, 2000 is set forth in his employment agreement. The amount of Mr. Schultz's aggregate bonuses for the fiscal year ended December 31, 2000 was based on the achievement by the Company of certain semi-annual earnings per share targets set by the Compensation/Stock Option Committee. No bonus is earned unless at least 70 percent of the earnings per share target has been met by the Company. Based on the Company's earnings per share performance during 2000, Mr. Schultz received approximately 74 percent of his potential bonus, or $441,000. In addition, for the fiscal year ended December 31, 2000, Mr. Schultz received 33,750 shares of restricted stock pursuant to his employment agreement. For each subsequent fiscal year during the term of his employment agreement, Mr. Schultz will be eligible to receive 11,250 shares of restricted stock, an additional 11,250 shares of restricted stock if the Compensation/Stock Option Committee determines that a certain percentage of the performance targets have been met and an additional 11,250 shares of restricted stock under the Executive Restricted Stock Award Plan if a higher percentage of the performance targets have been met.

     During the fiscal year ended December 31, 2000, Mr. Schultz was paid a salary at a rate of $600,000 per year under his employment agreement. The Committee believes that Mr. Schultz's salary is reasonable in light of his outstanding leadership through the years. The Committee believes that Mr. Schultz's compensation level reflects the Committee's confidence in Mr. Schultz and the Company's desire to retain Mr. Schultz's outstanding talents at the head of the Company.

                         EXECUTIVE OFFICER COMPENSATION

     Each of the Company's executive officers is currently employed pursuant to a multi-year employment agreement, the purpose of which is to retain the services of such officer for an extended period and to protect the Company with the establishment of no compete/no raid obligations for former executives. The length of time employment agreements are extended into the future is a result of a variety of factors, including the staggering of expiration dates of other executive employment agreements, the roles and responsibilities of the executive and a risk assessment of the executive being hired by a competitor of Valassis. The minimum compensation to which each executive officer was entitled for 2000 is specified in the employment agreement, and the bonuses, which are a major part of an executive's cash compensation, were based on the achievement by the Company of certain earnings per share targets. No bonus is earned unless a percentage of the earnings per share target with respect to each semi-annual period determined by the Committee has been met by the Company. No aggregate bonus may exceed 100 percent of an executive's annual base salary. Based on the Company's earnings per share performance for 2000, each executive received approximately 74 percent of his potential bonus.

     Stock options and restricted stock are awarded to the executives by the Compensation/Stock Option Committee. In determining the size of option and restricted stock awards for a particular executive officer, the Compensation/Stock Option Committee considers the amount of stock options and restricted stock previously awarded to other executive officers in a like position in addition to the other compensation considerations discussed above. Since 1998, the Compensation/Stock Option Committee determined that, in order to further incentize management, certain eligible executive officers would be entitled to a certain amount of restricted stock if the Committee determines that a certain percentage of the performance targets have been met and an additional amount of restricted stock if a higher percentage of the performance targets have been met. The amount of restricted stock and applicable performance target is specified in the executive's employment agreement.

     The Compensation/Stock Option Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies with which the Company would be compared for stock performance purposes. Many of the businesses with which the Company competes for executive talent are substantially larger and have greater financial resources than the Company. The Committee believes that one of the Company's most direct competitors is a non-publicly traded company for which no information regarding stock performance or executive compensation is available.

     The Compensation/Stock Option Committee feels that actions taken regarding executive compensation are appropriate in view of the individual and corporate performance.

     In the event total compensation for any named executive officer exceeds the $1 million threshold at which tax deductions are limited under Internal Revenue Code Section 162(m), the Compensation/Stock Option Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the Compensation/Stock Option Committee may take such actions as it deems to be in the best interests of the stockholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral of a portion of the bonus or other compensation to a time when payment may be deductible by the Company; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit.

     This report by the Compensation/Stock Option Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                      COMPENSATION/STOCK OPTION COMMITTEE

                     Ambassador Faith Whittlesey, Chairman
                               Brian J. Husselbee
                              Marcella A. Sampson

                 COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2000, Ambassador Faith Whittlesey, Brian J. Husselbee and Marcella A. Sampson served on the Compensation/Stock Option Committee. No committee member was involved in an interlocking relationship nor insider participation with respect to the Compensation/Stock Option Committee.

                              EMPLOYMENT CONTRACTS

     The Company has employment agreements with each of Alan F. Schultz , Richard Herpich, Richard N. Anderson, Robert L. Recchia and Barry Hoffman, its Named Executive Officers (each, an "Employment Agreement," and collectively, such employment agreements, the "Employment Agreements"). The following summary of certain provisions of the Employment Agreements does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the Employment Agreements, copies of which are exhibits to the Company's SEC filings.

     Mr. Schultz's Employment Agreement expires December 31, 2003, Mr. Herpich's Employment Agreement expires December 31, 2002, Mr. Anderson's Employment Agreement expires December 31, 2001, and Mr. Recchia's and Mr. Hoffman's Employment Agreement each expires December 31, 2003. Mr. Schultz's Employment Agreement provides that he is entitled to an annual base salary equal to $615,000. Mr. Anderson's Employment Agreement provides that he is entitled to an annual base salary equal to $345,000. Mr. Herpich's Employment Agreement provides that he is entitled to an annual base salary equal to $275,000. Pursuant to their respective Employment Agreements, Mr. Hoffman and Mr. Recchia are each entitled to an annual base salary equal to $320,000. Further, the Employment Agreements of each of Mr. Anderson, Mr. Herpich, Mr. Hoffman and Mr. Recchia provide that each such executive is entitled to receive 2,250 shares of restricted stock for each year during the term of his respective Employment Agreement pursuant to the Company's Employee and Director Restricted Stock Award and up to an additional 4,500 shares of restricted stock for each year during the term of his Employment Agreement if the Company achieves certain performance targets. Mr. Schultz's Employment Agreement provides that he is entitled to receive 11,250 shares of restricted stock for each year during the term of his Employment Agreement and up to 22,500 shares of restricted stock for each year during the term of his Employment Agreement pursuant to the Executive Restricted Stock Award Plan adopted on July 10, 1995 if the Company achieves certain performance targets. In addition, pursuant to the terms of their respective Employment Agreements, all of these executives may be entitled to semi-annual bonuses of up to 50% of their annual salary if the Company achieves certain performance targets set by the Compensation/Stock Option Committee. See "Compensation/Stock Option Committee Report on Executive Compensation."

     Under the terms of all the Employment Agreements for the Named Executive Officers, if Valassis terminates any of the executives' employment other than for Cause (as defined in the respective Employment Agreements), or if the executive terminates his employment for Good Reason (as defined in the respective Employment Agreements), then Valassis shall continue to pay such executive a base salary for the duration of the term of his Employment Agreement, a lump sum cash bonus in an amount equal to two times his maximum semi-annual cash bonus for the current six-month period (whether or not earned), the executive's pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period), any deferred compensation and any accrued vacation pay to the date of termination. The Employment Agreements provide that, under certain circumstances, Valassis shall also maintain the executive's participation in all employee welfare and medical benefit plans in which the executive was eligible to participate at the time of his termination.

     In the event of a termination by reason of death or disability of an executive officer (as defined in the respective Employment Agreements), Valassis shall pay to such executive or his estate in a lump sum his annual base salary through the date of termination, an amount equal to the executive's pro rata share of his semi-annual bonus for the six-month period in which his employment terminates (based on the achievement of certain performance targets at the end of the six-month period), any deferred compensation and any accrued vacation pay to the date of termination.

     If Valassis terminates the employment of any of the foregoing executive officers for Cause, or any such executive officer terminates his employment with the Company without Good Reason, the Company shall pay such executive officer any compensation earned through the date of termination and any previously deferred compensation, and the Company shall then have no further obligations to such executive officer under his Employment Agreement.

     Under the terms of their Employment Agreements, the executive officers are prohibited from competing with the Company during the periods of their scheduled employment with the Company. In the case of Mr. Herpich, this non-competition provision may continue for up to two years following the termination of his employment, at the Company's option, during which period the Company is required to pay Mr. Herpich his annual base salary. In the cases of Messrs. Anderson, Hoffman and Recchia, this non-competition provision shall continue for up to two years following the termination of their respective employment, during which period such executives shall furnish advisory and consulting services to the Company and the Company is required to pay such executives, as applicable, their annual base salaries. In the case of Mr. Schultz, his Employment Agreement provides that this non-competition provision extends for seven years after the later of the expiration date of his employment period or severance period, as the case may be, so long as the Corporation pays Mr. Schultz his annual base salary during each of the first three years of such seven year period and an amount equal to one-half of such annual base salary during each of the last four years of such period.

     While there are no specific change of control arrangements in the Employment Agreements, a change of control of Valassis could result in one or more of the executives being terminated other than for Cause, or one or more of the executives terminating his employment for Good Reason. In either of such events, the severance arrangements described above would apply.

2. PROPOSAL TO REAPPROVE AND EXTEND THE EXECUTIVE RESTRICTED STOCK PLAN, AS AMENDED TO SATISFY CERTAIN INTERNAL REVENUE CODE REQUIREMENTS (PROPOSAL 2)

     In order to permit the deductibility under the Internal Revenue Code of 1986, as amended (the "Code") of restricted stock awarded to certain executives of the Company, the Board of Directors is recommending the reapproval and extension of the Company's Executive Restricted Stock Plan which would define and limit amounts of restricted stock which may be awarded to certain executive officers of the Company and which awards of restricted stock would qualify as performance-based compensation under Section 162(m) of the Code.

     On July 7, 1995, the Compensation/Stock Option committee of the Board of Directors (the "Committee") recommended and the Board of Directors approved the Executive Restricted Stock Plan. The purpose of the Executive Restricted Stock Plan is to further the long-term stability and financial success of Valassis by offering incentives, in addition to current compensation, and to provide a means through which Valassis can attract and retain executives and senior managers of outstanding abilities. On December 13,1995, the Committee recommended and on December 14, 1995 the Board of Directors approved an amendment to such Plan to provide for performance targets of earnings per share as compared to a choice of various performance measures. Such amendment was approved by the Company's stockholders on May 21, 1996. On April 2, 2001, the Committee recommended and the Board of Directors approved an amendment to extend the time period under which awards of restricted stock may be granted under the Plan from December 31, 2001 until January 1, 2006. The plan and the amendments thereto are collectively referred to herein as the "Executive Restricted Stock Plan."

     Section 162(m) of the Code requires that if the Committee has authority to change the targets under a performance goal after stockholder approval of the goal, material terms of the performance goal must be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the May 1996 Annual Meeting. In connection therewith, the Board of Directors recommends that the stockholders reapprove the Executive Restricted Stock Plan.

Description of the Executive Restricted Stock Plan

     The major features of the Executive Restricted Stock Plan are summarized below. The description provided below is qualified in its entirety by reference to the actual Amended and Restated Executive Restricted Stock Plan which is attached to this Proxy Statement as Exhibit A.

     The Executive Restricted Stock Plan is administered by the Committee, which consists of "outside directors" (within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder), none of whom is eligible to participate in the plan. Subject to the express provisions of the plan and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, the Committee has the complete authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the plan. The Committee has the authority to determine the employees who are eligible to participate in the Plan, the performance targets upon which the restricted stock awards will be based, whether the performance targets have been met and the award to be granted to each executive. Performance targets based upon the Company's earnings per share are set by the Committee before the beginning of each fiscal year in accordance with Section 162(m) of the Code.

     The Executive Restricted Stock Plan provides for the grant of restricted stock to those executive officers with significant responsibility for the long-term growth of Valassis. The maximum number of shares of restricted stock which may be issued under the plan is 375,000 shares; provided, however, that not more than 60 percent of such shares may be awarded to any one employee. No awards of restricted stock can be granted under the Plan after the earlier of: (i) January 1, 2006; or (ii) the issuance of the maximum number of shares authorized under the plan.

     Under the terms of the plan, all shares of restricted stock are subject to the following restrictions: (i) except as provided below, all restricted stock will be forfeited to the Company unless the recipient of the restricted stock remains in the continuous employment of the Company or a subsidiary of the Company for a period of one year from the date of grant (the "Restriction Period"); and (ii) during the Restriction Period, none of the shares of restricted stock may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the recipient. All restricted stock granted under the Executive Restricted Stock Plan will be delivered to an escrow agent to be held by such escrow agent until the expiration of the Restriction Period. The plan contains customary provisions with respect to adjustments for stock splits and similar transactions. Each recipient of restricted stock under the plan will have the right to vote such shares of restricted stock during the Restriction Period and the right to receive all dividends or other distributions of the Company's assets, if any, during the Restriction Period; provided, however, that all such dividends and other distributions shall be forfeited if the recipient of such restricted stock does not remain in the continuous employment of the Company throughout the Restriction Period.

     In the event of the termination of employment of a recipient during the Restriction Period by reason of death, disability, retirement, discharge from employment other than a discharge for Cause or voluntary termination by the employee for Good Reason (as such terms are defined in each recipient's employment agreement with the Company), the stock restrictions will terminate, the escrow will terminate and the recipient will receive the restricted stock and any dividends or distributions paid during the Restriction Period with respect thereto.

     The Board of Directors may at any time, and from time to time, modify or amend the plan, except that, unless approved by the stockholders: (i) the maximum number of shares of restricted stock which may be issued under the plan may not be materially increased (except in the event of a stock split or other adjustment described above); (ii) the benefits accruing to recipients may not be materially increased; or (iii) the requirements as to eligibility for participation in the plan may not be materially modified.

     Although the plan provides that eligible recipients include all executive officers, the Company currently intends to use the Executive Restricted Stock Plan to make performance-based restricted stock grants to those executives, such as Alan F. Schultz, who are or are likely to become subject to Section 162(m) of the Code. Pursuant to the terms of his Employment Agreement, Mr. Schultz is eligible to receive 11,250 shares of restricted stock under the Executive Restricted Stock Plan each year commencing with 1999 and ending December 31, 2003, if the Committee determines that 80% or more of the performance target for such year has been met and an additional 11,250 shares of restricted stock under the Executive Restricted Stock Plan if the Committee determines that 115% or more of the performance target for such year have been met. See "Employment Agreements." The number of shares of restricted stock to be granted to other executives under the plan in the future is not determinable at this time.

Vote Required for Approval of Executive Restricted Stock Plan

     The affirmative vote of a majority of shares present in person or represented by proxy and voting at the Annual Meeting is required to approve the Executive Restricted Stock Plan. In the event that the plan does not receive a favorable majority vote, performance-based restricted stock granted to Mr. Schultz and other executives that may be designated as participants will not be deductible for federal income tax purposes by the Company, to the extent that it, together with other nonexempt compensation, exceeds the amount provided by
Section 162(m) of the Code.

     THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE RESTRICTED STOCK PLAN, AS AMENDED.

3. REAPPROVAL OF THE SENIOR EXECUTIVES BONUS PLAN, AS AMENDED TO SATISFY CERTAIN INTERNAL REVENUE CODE REQUIREMENTS (PROPOSAL 3)

     In order to permit the deductibility under the Code of cash bonuses awarded to certain executive officers of the Company, the Board of Directors is recommending the reapproval of the Company's Senior Executives Bonus Plan which would define and limit bonus amounts which may be awarded to certain executive officers of the Company and which bonus amounts would qualify as performance-based compensation under Section 162(m) of the Code.

     On November 16, 1994, the stockholders of the Company approved the Company's Senior Executives Annual Bonus Plan in order to maximize the deductibility to the Company of compensation paid to the Company's Chief Executive Officer and such other senior executives of the Company as may become subject to Section 162(m) of the Code. On December 13, 1995, the Committee recommended and on December 14, 1995 the Board of Directors approved, subject to stockholder approval, an amendment to the Senior Executives Bonus Plan to provide for semi-annual bonuses instead of annual bonuses, to change the performance targets from cash flow targets to earnings per share targets, and to change the percentage of the target that the Company must meet before the executive receives any bonus from 85% to 70% (the "Bonus Plan Amendment"). On May 21, 1996, the stockholders of the Company approved the Bonus Plan Amendment. The plan and the Bonus Plan Amendment are collectively referred to herein as the "Senior Executives Bonus Plan."

     Section 162(m) of the Code requires that if the Committee has authority to change the targets under a performance goal after stockholder approval of the goal, material terms of the performance goal must be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the May 1996 Annual Meeting. In connection therewith, the Board of Directors recommends that the stockholders reapprove the Senior Executives Bonus Plan.

Description of the Senior Executives Bonus Plan

     The major features of the Senior Executives Bonus Plan are summarized below. The description provided below is qualified in its entirety by reference to the actual Amended and Restated Senior Executives Bonus Plan which is attached to this Proxy Statement as Exhibit B.

     The objective of the Senior Executives Bonus Plan is to provide a mechanism whereby the Company's principal executives will have a significant portion of their total compensation measured by earnings per share performance targets of the Company established by the Committee, and thus be motivated to stimulate the Company's overall growth and success, and to maximize the deductibility of such compensation for income tax purposes. The Committee and the Board of Directors believe that earnings per share is a meaningful measure of performance used by the marketplace to value a company's stock and that earnings per share would closely align management's interests with the interests of the Company's stockholders.

     The plan is administered by the Committee, which is comprised of outside directors (within the meaning of Section 162(m) of the Code), none of whom is eligible to participate in the plan. The Committee has the power to adopt rules and regulations concerning the administration and interpretation of the plan.

     Eligible executive officers are Mr. Schultz and such other officers as may be designated by the Committee as likely to become subject to Section 162(m) of the Code. Payment of bonuses under the plan are made only in cash. The Senior Executives Bonus Plan provides that the Committee will fix targets prior to the commencement of each of the semi-annual periods (or by such later date as may be permitted under Section 162(m) of the Code), establish an earnings per share target for the semi-annual period which converts the Company's semi-annual performance into compensation to be paid to participants, together with the bonus amount payable if such target is achieved (subject to the maximum provided below) and the bonus amount, if any, payable if the target is not achieved, provided that no bonus will be payable unless at least 70% of the earnings per share target has been met by the Company, and 100% of the target must be met in order to qualify for a full bonus.

     Earnings per share for each six-month period, is defined in the Senior Executive Bonus Plan as the earnings per share of the Company's stock computed in conformity with generally accepted accounting principles.

     The Senior Executives Bonus Plan provides that each bonus payment will be made on the same terms as the bonus provided for in the plan after each applicable semi-annual period. The Senior Executives Bonus Plan provides that the maximum semi-annual bonus that may be made to Mr. Schultz is $500,000; for other participants, the semi-annual bonus may not exceed 50% of the executive's annual salary.

     The Senior Executive's Bonus Plan provides that if the employment of an executive officer terminates, payment of a semi-annual bonus will be made as described in such executive's employment agreement. See "Employment Contracts."

     The plan is intended to be indefinite in duration, but may be amended or terminated at any time by the Board of Directors, except that no amendment shall be made without complying with Section 162(m) of the Code and applicable law.

Vote Required for Approval of Bonus Plan Amendment

     Approval of the Senior Executive's Bonus Plan requires the affirmative vote of holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting. In the event that the plan does not receive favorable majority vote, the result will be that the semi-annual performance compensation paid to Mr. Schultz and other executives that may be designated as participants will not be deductible for federal income tax purposes by the Company, to the extent that it, together with other nonexempt compensation, exceeds the amount provided by Section 162(m) of the Code.

     The dollar amount which may be paid to Mr. Schultz for the fiscal year ending December 31, 2001 and subsequent years under the plan are not determinable at this time. Similarly, the other eligible executives for calendar year 2001 and subsequent years cannot be determined at this time.

     THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" THE PROPOSAL TO APPROVE THE SENIOR EXECUTIVES BONUS PLAN, AS AMENDED.

4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 4)

     The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants ("Deloitte & Touche"), as the auditors of the Company for the 2000 fiscal year, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Deloitte & Touche has audited the Company's financial statements since the year ended December 31, 1997.

     If the appointment of Deloitte & Touche for the 2001 fiscal year is not ratified by the stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the next Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from stockholders during the meeting.

     Ratification of the selection of Deloitte & Touche as independent public accountants will require the affirmative vote of holders of a majority of the shares of the Common Stock present in person or represented by proxy at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2001 FISCAL YEAR.

                           INDEPENDENT AUDITORS FEES

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in the Company's Quarterly Report on Form 10-Q during such year were approximately $92,850.

Financial Information Systems Design and Implementation Fees

     Deloitte & Touche did not perform any of the professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

     The aggregate fees billed for services rendered by Deloitte & Touche other than those disclosed above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for December 31, 2000 were approximately $204,915. Such fees include fees for tax consulting, benefit plan advice and other non-audit services.

     The Audit Committee has considered whether the provision of the services disclosed under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees" is compatible with maintaining the independence of Deloitte & Touche.

                                    GENERAL

OTHER MATTERS

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000 and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 are being mailed to stockholders together with this Proxy Statement.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefore) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

     If any stockholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received in writing at the Company's principal executive offices, 19975 Victor Parkway, Livonia, Michigan 48152, Attention: Barry P. Hoffman, Executive Vice President, Secretary and General Counsel not later than December 17, 2001. Stockholders wishing to bring a proposal before the next Annual Meeting of Stockholders (but not include it in the Company's proxy statement and form of proxy relating to such Annual Meeting) must cause written notice of the proposal to be received by Barry P. Hoffman at the Company's principal executive offices at the address set forth above by no later than March 2, 2002.

                              By Order of the Board of Directors,


                              BARRY P. HOFFMAN
                              Secretary

                                                                      Appendix A

                            AUDIT COMMITTEE CHARTER

PURPOSE
-------

     The Audit Committee is appointed by the Board of Directors to assist in monitoring:

(1)  The integrity of the Company's financial reporting,

(2) The Company's compliance with legal and regulatory requirements regarding financial reporting practices, and

(3) The independence and performance of the Company's independent accountants and the performance of the Company's financial management.

COMPOSITION AND QUALIFICATIONS
------------------------------

     The Audit Committee shall be appointed by the Board of Directors and shall be comprised of three or more Directors (as determined from time to time by the Board of Directors), each of whom shall meet the independence requirements of the New York Stock Exchange, Inc. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment.

AUTHORITY
---------

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise it. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

RESPONSIBILITIES
----------------

The Audit Committee will:

(1) Review the Company's annual audited financial statements with management and the independent accountants. In connection with such review, the Audit Committee will:

     . Discuss with the independent accountants the matters relating to the conduct of the audit that are required to be discussed by Statement on Auditing Standards ("SAS") No. 61, as amended by SAS No. 90, and as may be further modified or supplemented, including the following:

         . The level of responsibility assumed by the independent accountants under Generally Accepted Accounting Principles regarding the Company's internal control structure and whether the financial statements are free from material misstatement.

         . The quality of the accounting principles used in financial reporting.

         . Changes in accounting or auditing policies or their application, including resolution of any significant reporting or operational issues affecting the financial statements.

         . The existence and substance of any significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements.

         . Any adjustments arising from and any problems encountered in the course of the independent accountant's audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work, any management letter provided by the independent accountants, and management's response to such letter.

         . The independent accountant's responsibility for information prepared by management of the Company that accompanies the Company's financial statements and information in documents containing audited financial statements of the Company, any procedures performed with respect thereto and the results.

         . The independent accountant's views about significant auditing and accounting matters that were the subject of the Company's consultation with other accountants.

         . Any major issues that were discussed between the Company's management and the independent accountants in connection with the initial or recurring retention of such accountants, including, among other things, any discussions regarding accounting principles and auditing standards.

     . Review with the independent accountants, the adequacy of the Company's internal controls, and any significant findings and recommendations with respect to such controls.

(2) Review with management and the independent accountants the Company's quarterly financial statements in advance of quarterly earnings releases, including those matters described in SAS 61 identified during the interim financial review, if applicable.

(3) Oversee the external audit coverage. The Company's independent accountants are ultimately accountable to the Board of Directors and the Audit Committee, which have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement). In connection with its oversight of the external audit coverage, the Audit Committee will:

     .   Recommend to the Board the appointment of the independent accountants.

     . Review the engagement letter and the fees to be paid to the independent accountants.

     . Obtain confirmation and assurance as to the independent accountants' independence, including ensuring that they submit on a periodic basis (not less than annually) to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for recommending that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of their independence.

     . Obtain confirmation and assurance from the independent accountants regarding compliance with Section 10A of the Securities Exchange Act of 1934.

     . Meet with the independent accountants prior to the annual audit to discuss the planning and staffing of the audit.

     . Review and evaluate the performance of the independent accountants, as the basis for a recommendation to the Board of Directors with respect to reappointment or replacement.

     . Recommend to the Board that the audited financial statements be included in the Company's annual report on Form 10-K.

(4) Meet at least annually in separate executive session with each of the chief financial officer and the independent accountants.

(5) Review periodically with the Company's General Counsel (i) legal and regulatory matters which may have a material affect on the financial statements, and (ii) corporate compliance policies or codes of conduct.

(6) Report regularly to the Board of Directors with respect to Audit Committee activities.

(7) Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the proxy statement for each annual meeting.

(8) Review and reassess annually the adequacy of this Audit Committee Charter and recommend any proposed changes to the Board of Directors for approval.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is management's responsibility to prepare the Company's financial statements and to determine that such financial statements are complete, accurate and in accordance with generally accepted accounting principles. It is the responsibility of the independent auditors to plan and conduct audits and to assist management in determining that the financial statements are complete, accurate and in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's corporate policies.

                                                                       Exhibit A

               VALASSIS COMMUNICATIONS, INC. AMENDED AND RESTATED
                        EXECUTIVE RESTRICTED STOCK PLAN

1.   OBJECTIVES.

     The purpose of this Amended and Restated Executive Restricted Stock Plan (the "Plan") is to further the long-term stability and financial success of Valassis Communications, Inc. ("Valassis") by offering incentives, in addition to current compensation, to those executive officers and senior managers of Valassis and its Subsidiaries who have significant responsibility for such success and to provide a means through which Valassis can attract and retain executives and senior managers of outstanding abilities. This Plan restates the Company's original plan adopted on July 7, 1995, and its amendments dated December 14, 1995 and April 2, 2001, respectively.

2.   DEFINITIONS.

     (a) "Award" means an award of Restricted Stock granted under the provisions of the Plan.

     (b)  "Board of Directors" means the Board of Directors of Valassis.

     (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code Section shall include any successor Section.

     (d) "Committee" means the Compensation/Stock Option Committee of the Board of Directors.

     (e) "Date of Grant" means the actual date on which the Award is granted by the Committee.

     (f) "Discharge for Cause" means the termination of an employee for Cause as defined in such employee's employment agreement.

     (g) "Fair Market Value" means the average of the mean of the high and low sales prices of the Stock on the New York Stock Exchange composite tape or other recognized market source, as determined by the Committee.

     (h) "Plan Year or Years" means a calendar year or years commencing on or after January 1, 1996.

     (i) "Regulations" shall mean the rules and regulations adopted or proposed for adoption by the Internal Revenue Service under Section 162(m) of the Code.

     (j) "Restricted Stock" means the Stock awarded upon the terms and subject to the restrictions set forth in Section 8.

     (k)  "Stock" means the common stock of Valassis.

     (l) "Subsidiary" means any corporation now existing or hereafter organized or acquired, the majority of the outstanding voting stock of which is owned, directly or indirectly, by Valassis.

3.   EFFECTIVE DATE OF THE PLAN.

     The effective date of the Plan is January 1, 1996. The Plan will become effective as of that date upon its adoption by the Board of Directors; provided, however, that the Plan, and any and all grants previously made thereunder, will be null and void, unless the Plan is approved by the affirmative vote of the holders of a majority of the shares of Stock present, or represented, and entitled to vote at a meeting of shareholders of Valassis held within twelve months of the Board's approval.

4.   ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Committee, which consists of "outside directors" (within the meaning of Section 162(m) of the Code and Regulations thereunder), none of whom is eligible to participate in the Plan.

     (b)  Subject to the express provisions of the Plan and the requirements of
          Section 162(m) of the Code and the Regulations, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The certifications and determinations of the Committee on all matters assigned to it by the Plan shall be conclusive.

     (c)  The Committee will have authority to determine:

          (i) the employees who are to participate in the Plan, based upon the recommendation of the Company's Chief Executive Officer (the "CEO") with respect to employees other than the CEO;

          (ii) the performance targets upon which the Restricted Stock Awards will be based, which performance targets will be earnings per share, and which performance targets should be established in accordance with Section 162(m) of the Code and the Regulations thereunder;

          (iii) whether the performance targets referred to in subsection (ii) above have been met; and

          (iv) the award to be granted to each employee selected, upon the attainment of the performance targets referred to in subsection
                (ii) above, based upon the recommendation of the Company's CEO with respect to employees other than the CEO.

     (d) The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of members shall constitute a quorum and all determinations shall be made by a majority of such quorum.
          Any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

5.   PLAN LIMITATIONS:  STOCK SUBJECT TO THE PLAN.

     The maximum number of the shares of Restricted Stock which may be issued under the Plan is 375,000 shares; provided that not more than 60 percent of such shares may be awarded to any one employee. Any shares of Restricted Stock awarded, but later forfeited, are again subject to award under the Plan. The Stock issued under the Plan may be issued shares which have been reaquired by Valassis or authorized but unissued shares.

6.   PARTICIPATION.

     The Committee will, from time to time in its absolute discretion, based upon the recommendation of the CEO with respect to employees other than the CEO, grant Restricted Stock to those employees with significant responsibility for the long-term growth of Valassis. These employees ("Participants") will typically be executive officers at the vice president or director level and other senior managers.

7.   RESTRICTED STOCK AWARDS.

     7.1  Grant of Restricted Stock Awards

          The Committee will determine for each Participant, based upon the recommendation of the CEO with respect to employees other than the CEO, the number of shares of Stock to be covered by each Restricted Stock Award. Prior to the issuance of shares of Stock to be covered by each Restricted Stock Award, the Participant will pay to Valassis an amount in cash equal to the par value of each such share.

     7.2  Restrictions

          Stock issued to a Participant of a Restricted Stock Award will be subject to the following restrictions ("Stock Restrictions"):

          (a) Except as set forth in Sections 7.5 and 7.6, all of the Restricted Stock subject to an award will be forfeited and returned to Valassis and all rights of the Participant to such Restricted Stock will terminate without any payment or consideration by Valassis except for the return to the Participant of an amount equal to the par value of each share of such Restricted Stock, unless the Participant remains in the continuous employment of Valassis or Subsidiary for a period of one (1) year from the Date of Grant ("Restriction Period"). In the event of the forfeiture of the Restricted Stock, Valassis will have the certificate representing the Restricted Stock redelivered to it out of escrow.

          (b) During the Restriction Period, none of the Restricted Stock may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

     7.3  Escrow Provisions

          All Restricted Stock issued to a Participant will be delivered to an escrow agent to be held by such escrow agent until the expiration of the Restriction Period.

     7.4  Rights As a Shareholder

          Except as set forth in 7.2(b), the grantee of a Restricted Stock Award will have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and to receive all dividends or other distributions of Valassis' assets made with respect to the Restricted Stock; provided however, any shares or other assets received as the result of a stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination or exchange of shares or other similar event, shall be deemed Restricted Stock and subject to the provisions of Sections 7.2 and 7.3.

     7.5 Lapse of Restrictions and Termination of Escrow Upon Termination of Employment

          In the event of the termination of employment of a Participant during the Restriction Period by reason of death, total and/or permanent disability, retirement, discharge from employment other than a discharge for Cause, or voluntary termination by the employee for Good Reason, the Stock Restrictions will lapse, the escrow will terminate on the date of such termination and the Participant will receive the Restricted Stock Award.

     7.6  Lapse of Restrictions at Discretion of the Committee

          In accordance with Section 162(m) of the Code and the Regulations thereunder, the Committee may accelerate the Restriction Period or remove any or all Stock Restrictions if, in the exercise of its absolute discretion, it determines that such action is in the interests of Valassis.

8.   AWARD AGREEMENTS.

     Each Award will be evidenced by a written agreement, executed by the Participant and Valassis, which describes the conditions relating to the Restricted Stock, the lengths of the Restriction Period, and other such terms as the Committee may require, consistent with the provisions of the Plan, including such terms and conditions as may be required by applicable securities or other laws or by any securities exchange on which the Stock is listed.

9.   DILUTION AND OTHER ADJUSTMENTS.

     In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments, if any, as it, in its absolute discretion, deems equitable in the aggregate number or kind of shares of Stock which may be awarded under the Plan, each such adjustment to be conclusive and binding.

10.  DESIGNATION OF BENEFICIARY.

     A Participant may designate a beneficiary or beneficiaries, by written notice to Valassis, to receive, in the event of the death of the Participant, any payments remaining to be made to the Participant under the Plan. The Participant shall have right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Valassis to such effect. Such written notices shall be effective upon receipt by Valassis' Corporate Secretary. If the Participant dies without naming a beneficiary or if all the beneficiaries named by the Participant predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant's estate.

11.  WITHHOLDING OF TAXES.

     There will be deducted from each distribution under the Plan the amount of any tax required by any governmental authority to be withheld.

12.  EMPLOYMENT.

     Nothing in the Plan confers upon the Participant the right to continue in the employ of Valassis or any Subsidiary or shall interfere with or restrict in any way the rights of Valassis to discharge any Participant any time for any reason whatsoever, with or without cause.

13.  AMENDMENT OF THE PLAN.

     The Board of Directors may at any time and from time to time modify or amend the Plan, except that, unless approved by the shareholders of Valassis, (i) the maximum number of shares of Restricted Stock which may be issued under the Plan which may be awarded under the Plan may not be increased except pursuant to Section 9; (ii) the benefits accruing to Participants under the Plan may not be materially increased; or (iii) the requirements as to eligibility for participation in the Plan may not be materially modified. Any modification or amendment of the Plan will not, without the consent of a Participant, adversely affect his or her rights under a previously granted Award.

14.  TERMINATION OF THE PLAN.

     The right to grant Awards under the Plan will terminate upon the earlier of January 1, 2006, or the issuing of Stock equaling the maximum number of shares of Stock reserved under the Plan as set forth in Section 5.

     Thereafter, the function of the Committee will be limited to the administration of Awards previously granted. In addition, the Board of Directors has the right to suspend or terminate the Plan at any time or from time to time provided that no such action will, without the consent of a Participant, adversely affect his or her rights under a previously granted Award.

15.  SEPARABILITY.

     (a) If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations thereunder or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations thereunder or applicable law without invalidating the remaining provisions hereof.

     (b) With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the plan administrators.

16.  APPLICABLE LAW.

     The Plan will be administered in accordance with the laws of the State of Michigan, without reference to the principles of conflicts of laws.

                                                                       Exhibit B
                         VALASSIS COMMUNICATIONS, INC.
                    AMENDED AND RESTATED SENIOR EXECUTIVES
                               ANNUAL BONUS PLAN

     1.   Objectives.  The objectives of the Valassis Communications, Inc.
          ----------
          Amended and Restated Senior Executives Annual Bonus Plan (hereinafter the "Plan") are to provide a mechanism whereby the Company's principal executives will have a significant portion of their total compensation measured by the earnings per share of stock of the Company, and thus be motivated to stimulate the Company's overall growth and success, and to maximize the deductibility of such compensation for income tax purposes. This Plan restates the Company's original plan adopted November 16, 1994 and its amendment dated December 14, 1995.

     2.   Definitions.  The following terms (whether used in the singular or
          -----------
          plural) have the meanings indicated when used in the Plan:

          (a)  "Board" means the Board of Directors of the Company.
                -----

          (b)  "Code" means the Internal Revenue Code of 1986, as amended from
                ----
               time to time, or any successor statute or statutes thereto. Reference to any specific Code Section shall include any successor Section.

          (c)  "Committee" means the Compensation/Stock Option Committee of the
                ---------
               Board, and any successor thereto.

          (d)  "Company" means Valassis Communications, Inc., a Delaware
                -------
               corporation, and its subsidiaries.

          (e)  "Earnings Per Share" means, for each six-month period, the
                ------------------
               earnings per share of the Company's stock computed in conformity with generally accepted accounting principles.

          (f)  "Executive" means the Chief Executive Officer of the Company and
                ---------
               any other executive officer of the Company who has been designated by the Committee as likely to become subject to
               Section 162(m) of the Code.

          (g)  "Plan" has the meaning ascribed thereto in Section 1.
                ----

          (h)  "Regulations" shall mean the rules and regulations adopted or
                -----------
               proposed for adoption by the Internal Revenue Service under
               Section 162(m) of the Code.

          (i)  "Semi-Annual Bonus Target" has the meaning ascribed thereto in
                ------------------------
               Section 3.

          (j)  "Semi-Annual Earnings Target" has the meaning ascribed thereto in
                ---------------------------
               Section 3.

          (k)  "Semi-Annual Cash Bonus" means the actual dollar amount of the
                ----------------------
               semi-annual cash bonus determined by the Committee to be payable to an Executive.

     3.   Semi-Annual Earnings Target and Semi-Annual Bonus Targets.  The
          ---------------------------------------------------------
          Committee shall semi-annually before the beginning of each six month period (or before such later date as may be permitted by Section 162(m) of the Code and the Regulations) establish (a) the Company's Semi-Annual Earnings Target for the six month period which converts the Company's semi-annual performance into compensation to be paid to Executives, and (b) the Semi-Annual Bonus Target for each Executive. The Committee shall also establish the percentages, if any, of each Executive's Semi-Annual Bonus Target which shall be earned if the Company's Earnings Per Share for the six month period is less than the Semi-Annual Earnings Per Share, provided that no Executive shall earn any Semi-Annual Cash Bonus unless at least 70% of the Semi-Annual Earnings Target for the six month period has been met by the Company and 100% of the Semi-Annual Earnings Target must be achieved in order for any Executive to qualify for a Semi-Annual Cash Bonus equal to the Executive's Semi-Annual Bonus Target for the year.

     4.   Certification of Annual Cash Flow; Maximum Bonuses.  Following the end
          --------------------------------------------------
          of each six month period, the Committee shall review the Company's Earnings Per Share for the six month period then just ended. If such Earnings Per Share is at least 70% of the Semi-Annual Earnings Target for the six month period, the Committee shall certify (a) the percentage of the Semi-Annual Earnings Target achieved for the applicable six month period within the meaning of the Code and the Regulations, and (b) the amounts of the Semi-Annual Cash Bonuses earned by each Executive for the six month period; provided, however, that the maximum Semi-Annual Cash Bonus payable to the Company's Chief Executive Officer for any fiscal year shall not exceed $500,000, and for other Executives no Semi-Annual Cash Bonus may exceed 50% of the Executive's base salary for the year. No Semi-Annual Cash Bonus shall be payable in the absence of such certification.

     5.   Termination of Employment.
          -------------------------

          (a) If the Company terminates the employment of an Executive other than for Cause (as such term is defined in the Executive's Employment Agreement), or if the Executive terminates his or her employment for Good Reason (as so defined), or if such employment is terminated due to death or disability (as so defined), the Executive (or, in the case of the Executive's death, his designated Beneficiary or estate as provided under Section 12 herein) shall receive an amount for the six month period in which such termination occurs equal to the Semi-Annual Cash Bonus for the six month period as determined under Section 4 herein multiplied by a fraction the numerator of which shall be the number of days from the beginning of such six month period to and including the date of termination and the denominator of which shall be 182.

          (b) If the Executive's employment terminates for a reason described in Section 5(a) herein other than death or disability, the Executive shall receive, in addition to the amount described in Section 5(a) herein, an amount equal to two times the Executive's maximum Semi-Annual Cash Bonus for the current six month period (whether or not earned).

          (c) If the employment of an Executive terminates for a reason other than one described in Section 5(a) herein, the Executive shall forfeit any Annual Cash Bonus for the year in which such termination occurs.

     6.   Payment.  Payment of Semi-Annual Cash Bonuses with respect to any six
          -------
          month period shall be made in cash as soon as practicable after the Committee makes the certifications described in Section 4 herein, but in no event later than 60 days after the end of the applicable six month period.

     7.   Administration.
          --------------

          (a) The Plan shall be administered by the Committee appointed by the Board from its "outside directors" (within the meaning of Section
          162)(m) of the Code and the Regulations) none of whom is eligible to participate in the Plan. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies in the Committee.

          (b) Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code and the Regulations, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the

          Plan. The certifications and determinations of the Committee on all matters assigned to it by the Plan shall be conclusive.

          (c) The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

     8.   Termination and Amendment.  The Plan shall continue in effect until
          -------------------------
          terminated by the Board. The Board may at any time terminate or amend the Plan in such respects as it shall deem advisable; provided, however, that any amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under
          Section 162(m) of the Code and the Regulations.

     9.   Withholding.  The obligations of the Company to make payments under
          -----------
          the Plan shall be subject to applicable federal, state and local tax withholding requirements.

     10   Separability.  If any of the terms or provisions of this Plan conflict
          ------------
          with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof.

     11.  Non-Exclusivity of the Plan.  The adoption of the Plan shall not be
          ---------------------------
          construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     12.  Beneficiaries.  An Executive may designate a beneficiary or
          -------------
          beneficiaries, by written notice to the Company, to receive, in the event of the death of the Executive, any payments remaining to be made to the Executive under the Plan. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. Such written notices shall be effective upon receipt by the Company's Corporate Secretary. If the Executive dies without naming a beneficiary or if all of the beneficiaries named by the Executive predecease the Executive, then any amounts remaining to be paid under the Plan shall be paid to the Executive's estate.

     13.  Non-Alienation.  Except as expressly provided herein, no Executive or
          --------------
          Beneficiary shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Executive's interest under the Plan.

     14.  Governing Law.  The Plan shall be governed by, and construed in
          -------------
          accordance with, the laws of the State of Michigan, without reference to the principles of conflicts of laws.

     15.  Effectiveness of the Plan.  Subject to receiving stockholder approval
          -------------------------
          as prescribed in Section 162(m) of the Code and the Regulations, the Plan shall be effective for the Company fiscal year beginning July 1, 1994, and each year thereafter until the Plan is terminated.

                                     PROXY

                         VALASSIS COMMUNICATIONS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan F. Schultz, Robert L. Recchia and Barry P. Hoffman, or any of them, with full power of substitution and revocation, as attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all the shares of the common stock of VALASSIS COMMUNICATIONS, INC., owned or entitled to be voted by the undersigned as of the record date, at the Annual Meeting of Stockholders of said Company scheduled to be held at the Company's headquarters, 19975 Victor Parkway, Livonia, Michigan 48152, on Tuesday, May 15, 2001 at 9:00 A.M. Eastern Time or at any adjournment or adjournments of said meeting, on the following proposals as indicated.

                    (Please date and sign on reverse side)



                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                         VALASSIS COMMUNICATIONS, INC.

                                 May 15, 2001



              \/ Please Detach and Mail in the Envelope Provided \/
--------------------------------------------------------------------------------

      Please mark your
/X/   votes as in this
      example.

                        FOR all nominees listed
                      at right (except as marked
                        to the contrary below)        WITHHOLD        Nominees:  Richard N. Anderson
                                                                                 Patrick F. Brennan
1. Election of                   / /                    / /                      Seth Goldstein
   Eight                                                                         Brian J. Husselbee
   Directors                                                                     Robert L. Recchia
                                                                                 Marcella A. Sampson
                                                                                 Alan F. Schultz
                                                                                 Faith Whittlesey

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
_____________________________________________________________________

                                                     FOR    AGAINST    ABSTAIN
2. To reapprove and extend the Executive             / /      / /       / /
   Restricted Stock Plan, as amended to satisfy certain Internal Revenue Code requirements.

3. To reapprove the Senior Executives Bonus          / /      / /       / /
   Plan, as amended, to satisfy Internal
   Revenue Code requirements.

4. To ratify the selection of Deloitte & Touche      / /      / /       / /
   LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy if properly executed and returned will be voted in accordance with the directions specified herein. If no directions are specified, this proxy, will be voted FOR the election of the Directors named at left or their substitutes as designated by the Board of Directors and FOR the other proposals listed herein. The proxies are authorized to vote as they may determine in their discretion, upon such other business as may properly come before the meeting.

SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

------------------------------------    ----------------------------------------
SIGNATURE OF STOCKHOLDER                SIGNATURE OF CO-HOLDER (IF ANY)

Dated:____________________________, 2001

NOTE: Please sign exactly as your name appears hereon and date. Joint owners should each sign. Trustees and fiduciaries should indicate the capacity in which they are signing.